UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (May 12, 2003)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events

On May 9, 2003, Gerber Scientific, Inc. closed on a four-year $110.0 million senior credit facility arranged by Fleet Securities, Inc. The financing consists of a $45.0 million asset-based, multi-currency revolving credit facility ("Revolver") led by Fleet Capital Corporation, and two term loan facilities, each in the amount of $32.5 million (the "Term A Loan" and "Term B Loan" and, collectively, the "Term Loans") (the Revolver and Term Loans being collectively referred to as the "Credit Facilities") led by Ableco Finance LLC, a fund affiliated with Cerberus Capital Management, L.P.

The initial borrowings under the Credit Facilities have been or will be used:

    to repay all borrowings under and terminate our former revolving credit facility of approximately
    $80.0 million;
    to pay fees and expenses of approximately $4.5 million; and
    for general working capital purposes.

Under the Credit Facilities, there are no required principal payments prior to maturity, though the amount of the revolving credit commitment is subject to reduction. Commitment reductions or termination, at our option, under the Revolver are permitted at any time without fee, except a fee in the amount of 1.0 percent of commitment reductions or termination before May 9, 2004 is required. Voluntary prepayments of principal under the Term Loans are permitted at any time without penalty or premium. Subject to certain exceptions, mandatory principal prepayments under the Term Loans are required with cash proceeds of debt issuances, asset sales, casualty events, and excess cash flow.

Obligations under the Revolver bear interest at a floating rate, which will be, at our option, either a base rate or a London Interbank Offered Rate ("LIBOR"), in each case plus an applicable margin. The base rate will be Fleet National Bank's base rate. The initial applicable margin for borrowings under the Revolver is 1.25 percent over the base rate and 2.75 percent over LIBOR. After October 31, 2003, the applicable margins under our Revolver are subject to adjustment based on the relationship between our total funded debt to EBITDA (earnings before interest, taxes, depreciation and amortization), as defined.

Under the Revolver, we are required to pay a commitment fee on the difference between the total committed amount of the facility and the amount borrowed by us. The initial commitment fee is 0.50 percent per year. The commitment fee is subject to adjustment based on the relationship of our total funded debt to EBITDA.

Obligations under the Term Loans bear interest at a floating rate of 6.0 percent over prime rate for Term A Loan borrowings and 7.5 percent over prime rate for Term B Loan borrowings. The prime rate will be JP MorganChase Bank's prime rate, except at no time the prime rate will not be lower than 4.25 percent or higher than 7.25 percent. The Term Loans will also accrue interest that can either be added to the loan principal or paid in cash ("PIK") of 2.0 percent per year. In addition, an annual fee amounting to 1.75 percent of the average monthly balance of the Term Loans is required to be paid on each anniversary of the loan closing date. The PIK interest rate and the anniversary fee are subject to 1.0 percent and 0.50 percent reductions, respectively, when certain EBITDA levels are achieved.

The foregoing does not constitute a complete summary of the terms of the Revolver and Term Loans, the security provided, the financial and other covenants, and other material provisions. We refer you to the complete text of the governing documents, which are filed as exhibits to this Form 8-K.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

See Exhibit Index on the last page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	May 12, 2003	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Executive Vice President (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Index Number	Exhibit	Page

10.1	Text of Press Release, dated May 12, 2003.

10.2	Form of Financing Agreement dated as of May 9, 2003, by and among Gerber Scientific, Inc., each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto, each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, the financial institutions from time to time party hereto, and Ableco Finance LLC, a Delaware limited liability company, as agent for the Lenders.

10.3	Form of Credit and Security Agreement dated as of May 9, 2003 among Gerber Scientific, Inc., Gerber Scientific International, Inc., and Gerber Coburn Optical, Inc., as joint and several Borrowers, the Guarantors Named Herein, the Lenders Party Hereto from Time to Time, and Fleet Capital Corporation, as Administrative Agent, Collateral Agent and Fronting Lender, and Fleet National Bank, as Issuing Bank with Fleet Securities, Inc., as Lead Arranger.